SPECIAL CUSTODY and PLEDGE AGREEMENT

(Short Sales and Exchange-Listed Options)

AGREEMENT, (hereinafter “Agreement”) dated as of November 20, 2024 among each entity listed on Schedule A hereto, severally and not jointly (each, a “Customer”), MAREX CAPITAL MARKETS INC., a corporation organized under the laws of the State of New York (“Broker”), and Brown Brothers Harriman & Co. as Custodian hereunder (“Custodian”).

WHEREAS, Broker is a member of several national securities exchanges and is a clearing member of The Options Clearing Corporation (“OCC”); and

WHEREAS, Broker is (a) registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) under Section 15 of the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”) and (b) a member of the Financial Industry Regulatory Authority (“FINRA”), and several national securities exchanges, and extends credit to clients such as Customer in accordance with the provisions of Regulation T of the Board of Governors of the Federal Reserve System (“Regulation T”), the margin rules of the FINRA and NYSE, other such self-regulatory entities and the various exchanges, (collectively, the “Margin Rules”);

WHEREAS, Customer has opened a margin account (the “Margin Account”) with Broker in which Customer may effect short sales and transactions in exchange-listed options (“Options Transactions”), and for those purposes has executed an agreement with Broker and has entered into or may hereafter enter into one or more of Broker’s master agreements for exchange-listed options (such agreements, individually and collectively, the “Master Agreement”); and

WHEREAS, Broker is required to comply with applicable laws and regulations requiring the margining of Short Sales and Options Transactions, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the “Margin Rules”) and Broker’s internal policies; and

WHEREAS, to facilitate Short Sales and Options Transactions hereunder, Customer and Broker desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian, as Custodian of certain assets of Customer pursuant to a custody agreement (“Custodian Contract”) is prepared to act as custodian for Collateral pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, be it agreed as follows:

(1)       As used herein, capitalized terms shall have the following meanings unless otherwise defined herein:

“Adequate Performance Assurance” shall mean such Collateral placed in the Special Custody Account (as such term is hereinafter defined) as is required under the Margin Rules and Broker’s internal proprietary margin system in effect from time to time, reasonable notice of which shall be given to Customer.

“Advice from Broker” means a notice sent by an Authorized Representative of Broker (as defined below) delivered to Customer or Custodian, as applicable hereunder, communicated: (i) in writing; or (ii) by a facsimile-sending device; (iii) SWIFT message; or (iv) with respect to any

Advice from Broker delivered to the Custodian, other electronic means, including via Infuse (as defined below), secure file transmission protocol (sFTP), and other methods as agreed between Broker and Custodian from time to time. An officer of Broker shall certify to Custodian on Appendix A attached hereto the names and signatures of those employees who are authorized to give any Advice from Broker (each, an “Authorized Representative of Broker”), which certification may be amended from time to time by a new written certification to Custodian.

“Business Day” means a day on which the New York Stock Exchange is open for ordinary business.

“Collateral” means cash, securities underlying a Call Option (as defined below) or other margin-eligible securities which are pledged to Broker as provided herein.

“Exercise Settlement Amount” means: (i) in the case of a Call Option on a market index, the amount by which the ‘aggregate exercise price’ of the Call Option contract is less than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges, or (ii) in the case of a Put Option on a market index, the amount by which the ‘aggregate exercise price’ of the Put Option contract is greater than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges.

“Insolvency” means that: (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the “Bankruptcy Law”) of any jurisdiction adjudicating Customer insolvent; or (ii) Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against Customer and Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days.

“Instructions from Customer” means a request, direction or certification in writing given by an Authorized Representative of Customer (as defined below), and delivered to Custodian or transmitted to it by a signed writing sent by facsimile-sending device, or other instruction method as agreed between Custodian and Customer from time to time. An officer of Customer shall certify to Custodian on Appendix B attached hereto the names and signatures of those employees of Customer or other persons who are authorized to give Instructions from Customer (each, an “Authorized Representative of Customer”), which certification may be amended from time to time by a new written certification to Custodian. Instructions under this Agreement to Custodian from an Authorized Representative of Customer shall constitute Instructions under the Custodian Contract.

“Option” shall mean the right but not the obligation of Customer to, as issued by OCC and cleared by Broker, buy (“Call Option”) or sell (“Put Option”) a specific security, market index or foreign currency at a set price for a set period of time as described in the relevant option contract.

“Same Day” shall mean no later than 2:00 p.m. on the same day that Broker notifies Customer that an exercise notice has been assigned to Customer but only if such notification has been given by Broker by 10:00 a.m. If such notification is given by Broker to Customer after 10:00 a.m., Same Day shall mean by 2:00 p.m. the following Business Day.

“Short Sales” shall mean the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Broker, in accordance with the applicable provisions of the Margin Rules, particularly Sections 220.10 and 220.12 of Regulation T of the Board of Governors of the Federal Reserve.

(2)       (a) Custodian, in its capacity as a securities intermediary as defined in Article 8 of the Uniform Commercial Code as adopted in The State of New York (“Revised Article 8”) to the extent the same may be applicable, or in applicable federal law or regulations, shall open a separate account on its books entitled “Special Custody Account for [Name of Customer] for the benefit of [Name of Broker], as Secured Party” (the “Special Custody Account”) and shall hold therein for the benefit of Broker as secured party upon the terms of this Agreement all Collateral. Customer authorizes Custodian to maintain the Special Custody Account in accordance with this Agreement. The Custodian hereby agrees that any Collateral except cash held in the Special Custody Account shall be treated as a “financial asset” for purposes of Revised Article 8 to the extent the same may be applicable. Custodian shall hold cash Collateral as a deposit in its capacity as a “bank” as such term is used in Section 9-102(a)(8) of the UCC. Customer agrees to instruct Custodian through Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Broker as Collateral in the Special Custody Account.

(b)       Customer grants to Custodian the authority to segregate in the Special Custody Account any Collateral specified by Customer. Customer agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement. Custodian may, in its discretion, choose not to act upon Instructions from Customer if any advances under the Custodian Contract are outstanding at such time. If Custodian chooses not to act upon Instructions from Customer, Custodian shall notify Customer as soon as reasonably practicable of Custodian’s intention not to act on such instructions. Broker shall have all rights and remedies provided hereunder.

(c)       Customer, Broker and Custodian agree that Collateral will be held for the benefit of Broker in the Special Custody Account by Custodian under the terms and conditions of this Agreement, that Custodian will take such actions with respect to any Collateral (including, without limitation, the delivery out or substitution thereof) as the Broker shall direct in an Advice from Broker, and in no event shall any consent of Customer be required for the taking of any such action by Custodian as instructed by Broker in an Advice from Broker.

(d)       Customer has granted to Broker a continuing security interest in the Collateral in the Special Custody Account, to secure Customer’s obligations to Broker under the Master Agreement. Customer hereby grants Broker control over the Special Custody Account and the Collateral and irrevocably instructs Custodian to accept and comply only with an Advice from Broker or other entitlement orders (as defined in the UCC) from Broker with respect to the

Collateral. Custodian accepts such instruction and agrees that: (i) it will comply with any Advice from Broker or other entitlement orders originated by Broker concerning the Special Custody Account and any of the Collateral without further consent by Customer; and (ii) it will not comply with entitlement orders from Customer with respect to the Special Custody Account or the Collateral without the consent of Broker. Custodian shall have no responsibility for the validity, priority or enforceability of such security interest.

(e)       Any ordinary interest, dividends or cash proceeds attributable to Collateral shall be credited by Custodian to Customer’s custody account.

(3)       Custodian will, for such period during which assets are credited to the Special Custody Account, confirm in writing to Broker and Customer all pledges, releases or substitutions of Collateral and will supply Broker and Customer with a monthly statement of Collateral in the Special Custody Account. The foregoing may be satisfied by providing access to a secured website which will keep a record of all pledges, deliveries, releases or substitutions of Collateral effected hereunder. The secured website as referenced in the preceding sentence in respect of Collateral information may be provided in the form of access to the Special Custody Account through Custodian’s proprietary website, Infuse® (“Infuse,” as successor to BBH WorldView®), or such other means as the parties may agree.

Furthermore, Broker shall only have access to information pertaining to the Special Custody Account and shall not have access to information pertaining to any other account held by Custodian on behalf of Customer. Customer shall notify the Custodian immediately should Broker no longer be given access to the Special Custody Account through Infuse, in which case Custodian shall provide information pertaining to the Special Custody Account to Broker in a manner agreed to by Broker and Custodian. Broker, and not Custodian, shall be responsible for any breach in security or confidentiality, or any unauthorized use of information or account access by Broker, or its officers, directors, employees and agents, in connection with their access to the Account through Infuse.

By electing to use the Internet for this purpose, each of Customer and Broker acknowledges that such transmissions are not encrypted and therefore are insecure. Each of Customer and Broker further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that Intermediary shall not be responsible for any loss, damage or expense suffered or incurred by Customer, Broker, or any person claiming by or through Customer or Broker as a result of the use of such methods.

(4)       Custodian agrees to release Collateral to Customer from the pledge hereunder upon receipt of an Advice from Broker. Broker agrees, upon request of Customer, to provide such an Advice from Broker with respect to Collateral selected by Customer: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer’s accounts with Broker including the Margin Account (if any) and settlement in full of all transactions therein and any amounts owed to Broker with respect thereto and the discharge of all obligations to Broker. It is understood that Broker will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining the value of any Collateral or whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5)       Customer represents and warrants to Broker that securities pledged to Broker shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the security interest in favor of Broker and Custodian contemplated herein and in the Custodian Contract.

(6)        (a) Collateral shall at all times remain the property of Customer subject only to the interest and rights therein of Broker as the pledgee and secured party thereof and Custodian. Custodian represents that Collateral is not subject to any other lien, charge, security interest or other right or claim of Custodian other than as set forth in the Custodian Contract or any person claiming through Custodian, and Custodian hereby subordinates in favor of Broker any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to Collateral. Custodian shall use its reasonable efforts to notify Broker and Customer as soon as possible if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

(b) The Customer agrees that all securities that are transferred into the Special Custody Account as Collateral shall be fully paid for and that all trade settlements of transactions for such securities shall be completed prior to the transfer of such securities into the Special Custody Account as Collateral. The Custodian shall be entitled to reverse any cash credit previously made to the Special Custody Account due to error or the non-receipt of any income or dividend distribution. It is expressly acknowledged and agreed by the parties that the Custodian (including its agents) shall not be required to advance cash or investments to, for or on behalf of any party in the Special Custody Account.

(7)       Subject to paragraph (4) of this Agreement, Broker hereby represents and warrants to Customer and covenants, solely for the benefit of Customer, that Broker will not deliver any Advice from Broker to Custodian or instruct Custodian to deliver Collateral free of payment until Broker has reasonably determined in good faith that it is entitled to do so pursuant to the Master Agreement. The foregoing covenant is for the benefit of the Customer only and shall in no way be deemed to constitute a limitation on Broker’s right at any time to instruct Custodian pursuant to an Advice from Broker and Custodian’s obligation to act upon such instructions without further consent by Customer. Custodian need not investigate whether Broker is entitled under the Master Agreement to give any Advice from Broker to the Custodian. Custodian shall not be required to make any determination as to whether any delivery pursuant to an Advice from Broker is made in accordance with any provisions of this Agreement or the Master Agreement between Broker and Customer.

(8)        It is understood that all determinations and directions for Short Sales and Options Transactions for the account of Customer pursuant to the terms of this Agreement, the Master Agreement shall be made by Customer. Customer is not relying upon Broker to make recommendations with respect thereto.

(9)        (a) Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Broker regarding release of Collateral, except as otherwise required by applicable law. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of gross negligence, fraud or willful misconduct and may rely and shall be protected in acting upon any Advice from Broker or Instructions from Customer which it reasonably believes to be genuine and authorized. As between Custodian and Broker, Broker shall indemnify and hold harmless Custodian with regard to any losses or liabilities of Custodian (including counsel fees) imposed on or incurred by Custodian arising out of any action or omission of Custodian in accordance with any such Advice from Broker, under this Agreement, excluding any losses or liabilities caused by the gross negligence, fraud or willful misconduct of Custodian in complying with any such Advice from Broker. As between Customer and Custodian, the terms of the Custodian Contract shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement, and Custodian shall be entitled to all of the rights, indemnities and protections in its favor under the Custodian Contract, which shall apply fully to Custodian’s actions hereunder. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any applicable Margin Rules. Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements. Custodian shall also have no responsibility or liability to monitor the value and/or form of the Collateral held in the Special Custody Account at any time, nor shall Custodian be responsible with respect to changes in the ratings of any securities in the Special Custody Account, or for any deduction, for taxes, levies or otherwise from deposits made with any depository. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation or other securities intermediary (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of Broker without additional authorization or consent of Customer. Custodian shall not be responsible or liable for: (i) any loss or damage to any of the Collateral; (ii) any diminution in the value thereof, by reason of insolvency of, or any act or omission of, any subcustodian selected by Custodian in good faith, or any securities depository, either in the United States or in other countries; and/or (iii) any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event to the extent that such event is beyond the control of Custodian or its agents. In no event shall Custodian be liable for indirect special or consequential damages even if advised of the possibility or likelihood thereof. This paragraph shall survive the termination of this Agreement.

(b)       As between Customer and Broker, Customer shall bear all risk of damage to, or loss or other diminution in value of, the Collateral arising from any act or omission of the Custodian (including, without limitation, any act or omission constituting gross negligence, fraud or willful misconduct on the part of the Custodian or resulting from the insolvency of the Custodian), except that Broker shall bear such risk to the extent that the relevant act or omission of the Custodian was taken or omitted in accordance with an Advice from Broker in violation of this Agreement, the Master Agreement or its obligations as a secured party under applicable law.

(c)       The parties agree that, notwithstanding references to the Master Agreement in this Agreement, Custodian has no interest in, and no duty, responsibility or obligation with respect to the Master Agreement (including without limitation, no duty, responsibility or obligation to monitor each party’s respective compliance with the Master Agreement or to know the terms of the Master Agreement.

(10)       All charges for Custodian’s services under this Agreement shall be paid by Customer.

(11)       No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of Broker, and by an authorized officer of Customer and Custodian. This Agreement shall be binding upon and shall inure to the benefit of Custodian, Customer and Broker and their successors and assignees, provided that Customer or Broker may not assign this Agreement without the prior written consent of Custodian.

(12)       Written communications hereunder shall be sent by facsimile-sending device when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)        if to Custodian, to:

Brown Brothers Harriman & Co.

50 Post Office Square

Boston, MA 02110

Attention: Trade Management

Fax No.: 201-325-3649 - for security(ies) Collateral movements

Fax No.: 201-418-5883 - for cash Collateral movements

Fax No.: 617-772-1195 - for any other notice or termination notice

If to Custodian with regard to a Customer Default to:

Brown Brothers Harriman & Co.

50 Post Office Square

Boston, MA 02110

Attention: Office of the General Counsel

Phone No.: 617-772-1818

Fax No. 617-772-2235

(b)        if to Customer, to:

Capitol Series Trust Hull Tactical US ETF

225 Pictoria Drive Suite 450

Cincinnati, OH 45246

Attention: Matthew J. Miller

Phone No. 513-869-4297

(c)        if to Counterparty, to:

Marex Capital Markets Inc.

140 East 45th Street, Floor 10 & 11

New York, NY 10017

Attention: Operations

(13)       Any of the parties hereto may terminate this Agreement by notice in writing, within 60 days of the date of termination, to the other parties hereto; provided, however, that the status of any Collateral pledged to Broker at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Master Agreement and any applicable Margin Rules.

Notwithstanding any other provision herein, each party to this Agreement agrees that this Agreement shall automatically terminate upon the termination of the Custodian Contract with respect to a Customer without any further action required by the parties hereto; and provided that there is no Collateral remaining in the Special Custody Account which has not been released as specified in this Agreement or transferred to a successor custodian. As between Customer and Broker, Customer agrees in good faith to provide as much advance notice as possible to Broker regarding the termination of the Custodian Contract.

Upon a termination of the Custodian Contract, in the event there is Collateral remaining in the Account, Customer and Broker agree to negotiate a replacement collateral control agreement with a successor custodian. In such an event, Custodian will be authorized to follow any instructions provided by Customer relating to the transfer of the Collateral to a successor custodian pursuant to Custodian’s customary procedures within 30 days after notice to terminate the Custodian Contract is given or received by Custodian. In the event no instructions are given to transfer Collateral to a successor custodian within the time specified in this Section 13, Custodian shall be entitled to petition a court of competent jurisdiction to appoint a successor custodian and shall be indemnified by Customer for any costs and expenses (including, without limitation, reasonable attorneys’ fees) relating thereto.

(14)       Notwithstanding anything to the contrary, Custodian shall not be responsible or liable for any failure, hindrance, or delay in the performance of its obligations under this Agreement arising out of, or for any damages caused by a Force Majeure event. Custodian will use reasonable efforts to perform its obligations under this Agreement notwithstanding such Force Majeure event.

Force Majeure shall mean: (a) acts of God; earthquakes; fires; floods; storms, water or wind damage, or other elements of nature; accidents or explosions; wars or acts of war, enemy actions, insurrections, rebellions, riots, terrorism, sabotage, revolutions, or civil commotions or disorders or other acts attributable to economic or political factors or other civil or military disturbances; outbreaks, epidemics, pandemics (including but not limited to COVID-19), public health emergencies, any governmental order or corporate order or any requirement relating thereto; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; any strikes, lock-outs, work stoppages, or other labor disputes; governmental actions; any provision of any present or future law, regulation or order of a federal, state, municipal, local, territorial, provincial or other governmental department, regulatory authority, self-regulatory organization or legislative, judicial or administrative body, including any political subdivision thereof, or of any securities depository or clearing agency; inability to obtain material, equipment or transportation; any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets or transactions; or any encumbrance on the transferability of, convertibility, or ability to hold a currency or a currency position or (b) any other circumstance or event beyond Custodian’s reasonable control, regardless of whether such circumstance or event is of a nature or type described in (a) above.

(15)       Nothing in this Agreement prohibits Broker, Customer or Custodian from entering into similar agreements with others in order to facilitate option contract transactions.

(16)       If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

(17)       All references herein to times of day shall mean the time in New York, New York, U.S.A.

(18)       This Agreement shall be governed by the internal laws of the State of New York, in all respects, including matters of construction, validity and performance and without reference to choice of law principles (other than Section 5-1401 of the General Obligations Law). Pursuant to §§9-304(a), 9-305(a)(3) and 8-110(b) and (e) of the NYUCC, the parties hereby agree that the Custodian’s jurisdiction shall be the State of New York for purposes of Article 8 and Article 9 of the UCC. In any suit, action, or proceedings arising hereunder, all parties hereby submit to the jurisdiction of the Courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(19)       This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

(20)       This Agreement supersedes and terminates, as of the date hereof, all prior special custody and pledge agreements or similar agreements among the Customer, Broker and Custodian relating to Short Sales and Options Transactions.

(21)       Broker and Customer each represent to the other parties hereto that: (i) it is capable of assessing the merits of, and understanding (on its own behalf or through independent professional advice), and accepts the terms and conditions herein, and is capable of assuming, and assumes the risks of this Agreement; and (ii) it is acting for its own account, and has made its own independent decision to enter into this Agreement based upon its own judgment and upon advice from such advisers as it has deemed necessary.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

CUSTOMER:	EACH CUSTOMER LISTED ON SCHEDULE A TO THE AGREEMENT SEVERALLY, AND NOT JOINTLY

	By:	/s/ Matthew J. Miller
	Title:	President

BROKER:	MAREX CAPITAL MARKETS INC.

	By:	/s/ Ram Vittal
	Title:	President | CEO

	By:	/s/ Jennifer L. Kaiser
	Title:	Chief Operations Officer

CUSTODIAN:	BROWN BROTHERS HARRIMAN & CO.

	By:	/s/ Elizabeth E. Prickett
Elizabeth E. Prickett
	Title:	Principal

APPENDIX A

AUTHORIZED REPRESENTATIVE OF BROKER

I, the undersigned authorized signatory on behalf of MAREX CAPITAL MARKETS INC. (“Broker”), DO HEREBY CERTIFY that:

1.       This Authorized Persons Schedule is furnished pursuant to that certain Special Custody and Pledge Agreement dated as of November 20, 2024 (as from time to time amended, restated, supplemented or otherwise modified, the “Control Agreement”) among each Customer listed on Schedule A to the Control Agreement, severally and not jointly, Broker, and Brown Brothers Harriman & Co. (“Custodian”).

2.       The below-named persons are each hereby designated as an Authorized Representative of Broker, and each is hereby authorized to execute on behalf of Broker and deliver to Custodian an Advice from Broker, instructions and directions concerning the Special Custody Account and the Collateral, as such terms are defined in the Control Agreement.

NAME	TITLE	SIGNATURE

Ram Vittal	President & CEO	/s/ Ram Vittal

Christopher Bates	SVP & CFO	/s/ Christopher Bates

Jennifer L. Kaiser	COO	/s/ Jennifer L. Kaiser

Stephen M. Hood	CRO	/s/ Stephen M. Hood

MAREX CAPITAL MARKETS INC.

By:	/s/ Ram Vittal
Name. Ram Vittal
Title. President | CEO

By:	/s/ Jennifer Kaiser
Name: Jennifer Kaiser
Title: coo

APPENDIX B

AUTHORIZED REPRESENTATIVE OF CUSTOMER

I, the undersigned authorized signatory on behalf of each Customer listed on Schedule A to the Control Agreement (as defined below), DO HEREBY CERTIFY that:

1.       This Authorized Persons Schedule is furnished pursuant to that certain Special Custody and Pledge Agreement dated as of November 20, 2024 (as from time to time amended, restated, supplemented or otherwise modified, the “Control Agreement”) among Customer, MAREX CAPITAL MARKETS INC. as Broker, and Brown Brothers Harriman & Co. (“Custodian”).

2.       All persons designated to have authority with respect to Customer’s custodial account from time to time pursuant to the terms of the Custodian Agreement (as defined in the Control Agreement) to instruct free movements of cash and/or securities are each hereby designated as an Authorized Representative of Customer with respect to the associated Special Custody Account, and each is hereby authorized to execute on behalf of Customer and deliver to Custodian written notice, Instructions from Customer, and directions concerning the Special Custody Account and the Collateral, as such terms are defined in the Control Agreement.

EACH CUSTOMER LISTED ON
SCHEDULE A TO THE CONTROL AGREEMENT
SEVERALLY, AND NOT JOINTLY

By:	/s/ Matthew J. Miller
Name: Matthew J. Miller
Title: President

SCHEDULE A

TO THE SPECIAL CUSTODY AND PLEDGE AGREEMENT DATED NOVEMBER 20, 2024
AMONG EACH CUSTOMER LISTED HEREIN,
MAREX CAPITAL MARKETS INC. AS BROKER,
AND BROWN BROTHERS HARRIMAN & CO. AS CUSTODIAN

List of Special Custody Accounts at Custodian

Customer	Account Name	Special Custody Account Number
Capitol Series Trust – Hull Tactical US ETF	Special Custody Account for Capitol Series Trust – Hull Tactical US ETF for the benefit of Marex Capital Markets Inc., as Secured Party	6531214